UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2012

PETROHUNTER ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-51152 (Commission File Number)	98-0431245 (IRS Employer Identification No.)

910 16th Street, Suite 208, Denver, Colorado 80202
(Address of principal executive offices)     (Zip Code)

(303) 572-8900
Registrant’s telephone number, including area code

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 28, 2012, PetroHunter Energy Corporation and its wholly-owned subsidiary, Sweetpea Petroleum Pty Ltd (collectively, the “Company”), received confirmation that Exploration Permits 136 and 143 (EPs 136 and 143) had been granted by and formally lodged with the Northern Territory of Australia.  EPs 136 and 143 cover approximately 1.5 million acres in the Beetaloo Basin.

The Company has entered into a joint venture and operating agreement with Paltar Petroleum Limited (“Paltar”), pursuant to which Paltar agreed to provide all of the necessary funding for the permits and the initial work program expenses required under EPs136 and 143 in exchange for a 50% ownership interest in the EPs.  Paltar is controlled by Marc Bruner, a significant shareholder of the Company.

EPs 136 and 143 are adjacent to EPs 76, 99, and 117, which are currently owned by Falcon Oil & Gas Australia Limited (“Falcon Australia”).  The Company owns an approximate 24% ownership interest in Falcon Australia and Falcon Oil & Gas Ltd. (“Falcon”) owns approximately 73% of Falcon Australia.  As announced earlier by Falcon, Hess Australia (Beetaloo) Pty Limited (“Hess”), which entered into a Beetaloo Basin Evaluation and Participation Agreement with Falcon Australia in April 2011 with respect to EPs 76, 98 and 117, commenced the 2D seismic program on the properties, thus far completing approximately 1,200km of the targeted 3,600km, and increased its capital expenditure on the 2D seismic program from $40 million to an anticipated $57 million.  The seismic program is expected to be completed by the end of 2012.  Falcon Australia is fully carried on the seismic program.

Subject to Falcon Australia obtaining a 12-month extension of EPs 76, 98 and 117 until December 31, 2013, Hess has until June 20, 2013 to commit to the drilling of five exploration wells on EPs 76, 98 and 117 to earn 62.5% in the exploration permits.  If Hess commits, Falcon Australia will be fully carried through the drilling of all five wells.  Falcon Australia would also be carried on the first development well, up to a gross cost of $10 million, if Hess should elect to proceed to the development phase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION
September 11, 2012	By: /s/ Martin B. Oring Martin B. Oring Chief Executive Officer